Exhibit 99.2

MARATHON OIL CORPORATION

2003 INCENTIVE COMPENSATION PLAN

OFFICER RESTRICTED STOCK AWARD AGREEMENT

[GRANT DATE]

Pursuant to this Award Agreement and the Marathon Oil Corporation 2003 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or an Affiliate, on [DATE] (the “Grant Date”), [NUMBER] restricted shares of Common Stock (“Restricted Shares”).  The number of Restricted Shares awarded is subject to adjustment as provided in Section 17 of the Plan, and the Restricted Shares are subject to the following terms and conditions:

1.                                      Relationship to the Plan; Definitions.

This grant of Restricted Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations, if any, that have been adopted by the Committee. Except as defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.  For purposes of this Award Agreement:

“Employment” means employment with the Corporation or any of its Affiliates.  For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.

2.                                      Vesting and Forfeiture of Restricted Shares.

The Restricted Shares shall vest on the third anniversary of the Grant Date; provided, however, that the Participant must be in continuous Employment from the Grant Date through the vesting date in order for the Restricted Shares to vest.  If the Employment of the Participant is terminated for any reason (including Retirement) other than death, any Restricted Shares that have not vested as of the date of such termination of Employment shall be forfeited to the Corporation.

(b)                            The Restricted Shares shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) above, upon:

(i)  termination of the Participant’s Employment due to death; or

(ii) a Change in Control of the Corporation, provided that as of such Change in Control the Participant had been in continuous Employment since the Grant Date.

3.                                      Issuance of Shares.  Effective as of the Grant Date, the Committee or its designated representative shall cause a number of shares of Common Stock equal to the number of Restricted Shares to be issued and registered in the Participant’s name, subject to the conditions and restrictions set forth in this Award Agreement and the Plan.  Such issuance and registration shall be evidenced by an entry on the registry books of the Corporation and, if the Committee so elects, evidenced by a certificate issued by the Corporation.  Any book entries and certificates evidencing the Restricted Shares shall carry or be endorsed with a legend referring to the conditions and restrictions set forth in this Award Agreement and the Plan.  In the event the Restricted Shares are evidenced by a certificate, such certificate shall be held in custody by the Corporation unless and until the corresponding Restricted Shares are vested.  The Participant shall not be entitled to delivery of a certificate or release of the restrictions on the book entry evidencing such Restricted Shares for any portion of the Restricted Shares unless and until the related Restricted Shares have vested pursuant to Paragraph 2.  In the event the Restricted Shares are forfeited in full or in part, the Participant hereby consents to the relinquishment of the forfeited Restricted Shares theretofore issued and registered in the Participant’s name to the Corporation at that time.

4.                                      Taxes.  Pursuant to Section 14 of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise deliverable to the Participant due to the vesting of Restricted Shares pursuant to Paragraph 2, or from other compensation payable to the Participant, at the time of the vesting and delivery of such shares.

5.                                      Shareholder Rights.  Unless and until the Restricted Shares are forfeited, the Participant shall have the rights of a shareholder with respect to the Restricted Shares as of the Grant Date, including the right to vote the Restricted Shares and the right to receive dividends.  The Participant hereby consents to receiving any dividends on the unvested Restricted Shares through the Corporation’s payroll and, accordingly, directs the Corporation’s transfer agent to pay such dividends to the Corporation on his or her behalf.

6.                                      Nonassignability.  Upon the Participant’s death, the Restricted Shares may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate.  Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Shares, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Restricted Shares shall have no effect.

7.                                      No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Affiliate or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

8.                                      Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant.

Marathon Oil Corporation

By:
Authorized Officer